Exhibit 99.1

Aridis Pharmaceuticals Appoints Michael A. Nazak as Chief Financial Officer

SAN JOSE, Calif., January 2, 2020 /PRNewswire/ -- Aridis Pharmaceuticals, Inc. (Nasdaq: ARDS), a biopharmaceutical company focused on the discovery and development of targeted immunotherapies using fully human monoclonal antibodies (mAbs) to treat life-threatening bacterial infections, today announced the appointment of Michael A. Nazak as its Chief Financial Officer (CFO) effective January 1, 2020. Mr. Nazak, who joined Aridis in November 2018, has been serving as Vice President, Finance and replaces Fred Kurland who has chosen to retire but will continue to support the Company as a consultant.

“Mike has been an integral part of managing daily operations and I’m delighted by his promotion to CFO and look forward to working alongside him to facilitate Aridis’ growth,” commented Vu Truong, Ph.D., Chief Executive Officer of Aridis Pharmaceuticals. “I also wish to extend gratitude to Fred, who for the past 25 years has very effectively served numerous public and private biotechnology companies as their CFO, including the past 4 years at Aridis. We look forward to continuing to leverage Fred’s expertise as we advance on the corporate and clinical development fronts.”

Mr. Nazak is a seasoned financial executive with extensive experience managing teams of finance professionals at healthcare dedicated companies. Prior to joining Aridis, he served as Senior Vice President, Finance at Coherus Biosciences, Inc., a publicly listed company on Nasdaq. Previously he was the Senior Director of Finance & Accounting at InteKrin Therapeutics Inc., a biopharmaceutical company. Prior to that, Mr. Nazak served as the Corporate Controller for Reliant Technologies, Inc., a developer and manufacturer of medical laser devices, and as a Senior Director of Finance & Corporate Controller at Connetics Corporation, a then publicly-traded specialty pharmaceutical company. Mr. Nazak also held Corporate Controller and other finance and accounting positions at Cygnus Solutions (a Red Hat company), and MIPS Computer Systems, and was previously an auditor with Coopers & Lybrand LLP. Mr. Nazak is a Certified Public Accountant (inactive), and holds a B.S. degree in Business Administration with a concentration in Accounting from San Jose State University.

“I’m very excited by the opportunity to expand my role at Aridis, and also, to be part of a company that is embarking on disruptive therapeutic innovation in the infectious disease treatment landscape,” commented Michael Nazak.

About Aridis Pharmaceuticals, Inc.

Aridis Pharmaceuticals, Inc. discovers and develops anti-infectives with mechanisms of action that are different from antibiotics. The Company is utilizing its proprietary MabIgX® technology platform to rapidly identify rare, potent antibody-producing B-cells from patients who have successfully overcome an infection to produce mAbs. These mAbs are already of human origin and functionally optimized for high potency by the donor’s immune system; hence, they do not require genetic engineering or further optimization to achieve full functionality. MabIgX® also allows for the selection of any antibody isotype depending on the optimal effector function required for treating the target infection. By bypassing the humanization and binding sequence optimization steps, and the entire process of generation of genetically engineered antibody producing cell lines, MabIgX® enables high gross-margins and expedited progression to clinical development.

The Company has generated multiple clinical stage product candidates targeting bacteria that cause life-threatening infections such as VAP, and HAP and chronic lung infections in cystic fibrosis. The use of mAbs as anti-infective treatments represents an innovative therapeutic approach that harnesses the human immune system to fight infections and is designed to overcome the deficiencies associated with the current standard of care which is broad spectrum antibiotics. Such deficiencies include, but are not limited to, increasing drug resistance, short duration of efficacy, disruption of the normal flora of the human microbiome and lack of differentiation among current treatments. The mAb portfolio is complemented by a non-antibiotic novel mechanism small molecule anti-infective candidate being developed as a chronic inhaled therapy to treat lung infections in cystic fibrosis patients. The company’s pipeline is highlighted below:

Aridis' Pipeline

AR-301 (VAP). AR-301 is a fully human immunoglobulin 1, or IgG1, mAb currently in Phase 3 clinical development targeting gram-positive S. aureus alpha-toxin in VAP patients.

AR-501 (cystic fibrosis). AR-501 is an inhaled formulation of gallium citrate with broad-spectrum anti-infective activity being developed as a chronic treatment for lung infections in cystic fibrosis patients.  This program is currently in a Phase 1/2a clinical study in healthy volunteers and CF patients.

AR-101 (HAP). AR-101 is a fully human immunoglobulin M, or IgM, mAb targeting P. aeruginosa liposaccharides serotype O11, which accounts for approximately 22% of all P. aeruginosa hospital acquired pneumonia cases worldwide.

AR-401 (blood stream infections). AR-401 is a fully human mAb preclinical program aimed at treating infections caused by gram-negative Acinetobacter baumannii.

AR-201 (RSV infection). AR-201 is a fully human IgG1 mAb preclinical program aimed at neutralizing diverse clinical isolates of respiratory syncytial virus (RSV).

For additional information on Aridis Pharmaceuticals, please visit https://aridispharma.com/.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties.  These statements may be identified by the use of words such as "anticipate," "believe," "forecast," "estimated" and "intend" or other similar terms or expressions that concern Aridis' expectations, strategy, plans or intentions. These forward-looking statements are based on Aridis' current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, the timing of regulatory submissions, Aridis' ability to obtain and maintain regulatory approval of its existing product candidates and any other product candidates it may develop, approvals for clinical trials may be delayed or withheld by regulatory agencies, risks relating to the timing and costs of clinical trials, risks associated with obtaining funding from third parties, management and employee operations and execution risks, loss of key personnel, competition, risks related to market acceptance of products, intellectual property risks, risks associated with the uncertainty of future financial results, Aridis' ability to attract collaborators and partners and risks associated with Aridis' reliance on third party organizations.  While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various important factors, including, without limitation, market conditions and the factors described under the caption "Risk Factors" in Aridis' 10-K for the year ended December 31, 2018 and Aridis' other filings made with the Securities and Exchange Commission. Forward-looking statements included herein are made as of the date hereof, and Aridis does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Contact:

Investor Relations

Jason Wong

Blueprint Life Science Group

jwong@bplifescience.com

(415) 375-3340 Ext. 4

SOURCE Aridis Pharmaceuticals, Inc.

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